STATE OF DELAWARE

CERTIFICATE OF TRUST

OF

AOG INSTITUTIONAL DIVERSIFIED TENDER FUND

This Certificate of Trust of AOG Institutional Diversified Tender Fund, a statutory trust that will be registered under the Investment Company Act of 1940, as amended, (the “Trust”), is being executed and filed in accordance with the provisions of the Delaware Statutory Trust Act (12 Del. Code § 3801 et seq.) and sets forth the following:

1. Name. The name of the trust is AOG Institutional Diversified Tender Fund.

2. Registered Office and Registered Agent. The Trust has and shall maintain in the State of Delaware a registered office and a registered agent for service of process. The registered office of the Trust in the State of Delaware is:

A Registered Agent, Inc.

8 The Green, Ste A

Dover, Delaware 19901

The name of the registered agent of the Trust for service of process at such location is A Registered Agent, Inc.

3. Registered Investment Company. Prior to or within 180 days following the first issuance of beneficial interests, the Trust will become a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. § 80a-1 et seq.).

4. Reservation of Rights. The trustees of the Trust, as set forth in its governing instrument, reserve the right to amend, alter, change, or repeal any provisions contained in the Certificate of Trust, in the manner now or hereafter prescribed by statute.

5. Notice of Limitation of Liabilities of Series Pursuant to 12 Del. Code §3804(a). Notice is hereby given that the Statutory Trust is or may hereafter be constituted a series trust. The debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to any particular series of the Statutory Trust shall be enforceable against the assets of such series only, and not against the assets of the Statutory Trust generally or any other series thereof.

6. Effective Date. This Certificate of Trust shall become effective immediately upon filing with the Office of the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned, being Trustee of the Trust, has duly executed this Certificate of Trust as of this 2 nd day of November, 2021.

By: /s/ Frederick Baerenz Name: Frederick Baerenz, Sole Trustee